Exhibit 10.2

FINANCIAL SERVICES AGREEMENT

Dated as of May 16, 2016

between

SEASPAN FINANCIAL SERVICES LTD.

and

SEASPAN CORPORATION

TABLE OF CONTENTS

Page
ARTICLE I
DEFINITIONS AND INTERPRETATION

SECTION 1.01 Certain Definitions	1
SECTION 1.02 Construction	6
SECTION 1.03 Headings	7

ARTICLE II
ENGAGEMENT OF MANAGER

SECTION 2.01 Engagement	7
SECTION 2.02 Powers and Duties of the Manager	7
SECTION 2.03 Ability to Subcontract	7
SECTION 2.04 Outside Activities	7
SECTION 2.05 Declined Investment Opportunities	8
SECTION 2.06 Authority of the Parties; Enforceability	9
SECTION 2.07 Manager Representations	9

ARTICLE III
STRATEGIC SERVICES

SECTION 3.01 Strategic Services	10
SECTION 3.02 Manager’s Personnel	10
SECTION 3.03 Covenants of the Manager	10

ARTICLE IV
MANAGER’S COMPENSATION

SECTION 4.01 Financing Fees	11
SECTION 4.02 Reimbursement for Costs and Expenses	13
SECTION 4.03 Direction to Pay	14

ARTICLE V
LIABILITY OF THE MANAGER; INDEMNIFICATION

SECTION 5.01 Liability of the Manager	14
SECTION 5.02 Limitation on Liability	14
SECTION 5.03 Manager Indemnification	14
SECTION 5.04 Company Indemnification	15

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FINANCIAL SERVICES AGREEMENT

THIS FINANCIAL SERVICES AGREEMENT (this “Agreement”) is dated as of May 16, 2016 (the “Effective Date”) and is made between:

SEASPAN FINANCIAL SERVICES LTD., a limited liability Cayman Islands company (the “Manager”), having its registered office at 190 Elgin Avenue, George Town, Cayman Islands and a business address at 68 West Bay Road, PO Box 10315, Grand Cayman, Cayman Islands KY1-1003; and

SEASPAN CORPORATION, a Marshall Islands corporation (the “Company”), having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands, MH96960.

RECITALS

A. Tiger Ventures Limited (“TVL”), an affiliate of the Manager, and the Company are parties to a Financial Services Agreement, dated March 14, 2011, as amended as of August 19, 2014 and extended in duration by side letters on or subsequent to March 30, 2016 (as amended, the “Original Agreement”). TVL and the Manager are each Controlled by Graham Porter, a director of the Company.

B. The Company, TVL and the Manager desire to enter into this Agreement to supersede the Original Agreement and govern the terms of the Manager’s provision of Strategic Services (as defined below) by the Manager, in the place and stead of TVL, and in all respects from and after the Effective Date.

C. The Company wishes to engage the Manager to provide the services specified herein, in consideration of which the Manager or its Designated Affiliate (as defined below) will receive certain fees, in each case, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises of the Parties (as defined below) herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each Party), the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.01 Certain Definitions. In this Agreement, unless the context requires otherwise, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, is Controlled by, Controls or is under common Control with the Person in question.

“Aggregate Principal Amount” means (i) in the case of any debt financing, the aggregate principal amount of the debt incurred by the Company in connection with such financing that is or would be required to be reflected on the balance sheet(s) of the Company prepared in accordance with the applicable accounting standards of the Company or, in the event of any disagreement with respect to such amount, as mutually agreed by the Parties in good faith and (ii) in the case of any lease, the amount mutually agreed by the Parties in good faith. For any debt financing or lease of a joint venture that is a Controlled Affiliate of the Company, the Aggregate Principal Amount will represent the proportionate amount of such debt financing or lease, as applicable, based on the Company’s ownership interest in such joint venture.

“Agreement” has the meaning ascribed to such term in the introductory paragraph.

“Applicable Law” means, with respect to any Person, all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting such Person, such Person’s assets or the securities of such Person, whether now or hereafter enacted and in force.

“Audit Committee” means the audit committee of the Board.

“Board” means the Board of Directors of the Company or an applicable committee thereof.

“Breaching Party” has the meaning ascribed to such term in Section 6.02(b).

“Business” means the Company’s business as presently carried on of owning and/or chartering (in or out) or re-chartering and/or managing Container Vessels and any other lawful act or activity customarily conducted by the Company in conjunction therewith.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks in the Marshall Islands, the Cayman Islands, Hong Kong or Vancouver, British Columbia are required or authorized by Applicable Law to close.

“Change of Control” means:

(a)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets;

(b)	an order made for, or the adoption by the Board of a plan of, liquidation or dissolution of the Company;

(c)

if at any time (including as a result of the consummation of any merger, consolidation or otherwise) (i) any “person” (as such term is used in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended) is the beneficial owner, directly or indirectly, of more than 35% of the Company’s voting securities, measured by voting power rather than number of shares and (ii) no other “person” is then the beneficial owner, directly or indirectly, of more of the Company’s voting securities, measured by voting power rather than number of shares than such initial person; provided, however, that aggregate beneficial ownership by Dennis Washington, members of his immediate family or any their respective Affiliates or associates (collectively, the “Washington Group”) and/or Gerry Wang, Graham Porter, members of their immediate families or any of their respective Affiliates or associates, in each case of more than 35% of the Company’s voting securities shall not be deemed to constitute a Change of Control for purposes of this Agreement unless the Washington Group acquires aggregate beneficial ownership of 90% or more of the Company’s voting securities, in which case such ownership shall be deemed to constitute a Change of Control;

(d)	if, at any time, the Company becomes insolvent, admits in writing its inability to pay its debts as they become due, commits an act of bankruptcy, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, or makes a proposal or similar action under the bankruptcy, insolvency or other similar laws of the Marshall Islands or any applicable jurisdiction or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

(e)	a change in directors after which a majority of the members of the Board are not Continuing Directors; or

(f)	the consolidation of the Company with, or the merger of the Company with or into, any “person”, or the consolidation of any “person” with, or the merger of any “person” with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding common shares of the Company are converted into or exchanged for cash, securities or other property or receive a payment of cash, securities or other property, other than any such transaction where the Company’s voting stock outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee “person” constituting a majority of the outstanding shares of such voting stock of such surviving or transferee “person” immediately after giving effect to such issuance.

“Common Stock” means the Class A common shares of the Company, par value $0.01 per share.

“Company” has the meaning ascribed to such term in the introductory paragraph.

“Company Indemnified Persons” has the meaning ascribed to such term in Section 5.04.

“Container Vessel” means an ocean-going vessel, having a capacity larger than 1,000 teu (twenty foot equivalent units), specifically constructed to transport containerized cargo.

“Continuing Directors” means, as of any date of determination, any member of the Board who either (i) was a member as of the Effective Date or (ii) was nominated for election or appointment to the Board with the approval of the majority of the members of the Board who either were members of the Board as of the Effective Date or whose nomination or election was previously so approved.

“Control” means, with respect to any Person, the right to elect or appoint, directly or indirectly, a majority of the directors of such Person or the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise. “Controlled” and “Controlling” will have correlative meanings.

“Declined Investment Opportunity” means any investment or business opportunity relating to the Business proposed to the Company pursuant to Section 2.05 of this Agreement for consideration by the Board (or any committee of the Board authorized to approve or reject such investment or business opportunity) by the Manager or any Affiliate of the Manager and which opportunity is declined by the Board or any such committee or not pursued by the Company as provided in Section 2.05 of this Agreement, provided that such investment by or business opportunity thereafter pursued by the Manager or its Affiliates is made or pursued on the same material terms and conditions as was offered to the Board or such committee thereof.

“Designated Affiliate” has the meaning ascribed to such term in Section 4.03.

“Dispose” (including, as applicable, the term “Disposition”) means to (i) offer, agree or offer to sell, sell, grant an option for the purchase or sale of, transfer, assign, distribute or otherwise dispose of, or (ii) establish any “put equivalent position” or liquidate or decrease any “call equivalent position”, or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership, regardless of whether such transaction is to be settled by delivery of securities, cash or other consideration.

“Effective Date” has the meaning ascribed to such term in the recitals to this Agreement.

“Financing Fee Shares” has the meaning ascribed to such term in Section 4.01(c).

“Financing Fees” has the meaning ascribed to such term in Section 4.01(a).

“Force Majeure Event” has the meaning ascribed to such term in Section 7.02.

“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, any multinational or supranational organization, any government agency, including, without limitation, any tribunal, labor relations board, commission or stock exchange, and any other authority or organization exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Greater China Investments” means collectively and respectively (i) Greater China Industrial Investments LLC, (ii) Greater China Intermodal Investments LLC, (iii) each direct or indirect Affiliate of the foregoing entities in (i) or (ii), (iv) any other Person in which any of the aforesaid entities in (i), (ii) or (iii) have made a direct or indirect investment, and (v) the successor entities of the entities in (i), (ii) and (iii).

“Immediate Family” includes, with respect to a specified Person, his or her spouse, children, stepchildren, and anyone (other than a tenant or domestic employee) who shares the Person’s home.

“Legal Action” means any action, claim, complaint, demand, suit, judgment, litigation, arbitration, mediation, investigation or other judicial, arbitral or administrative proceedings, pending or threatened, by any Person or by or before any Governmental Authority.

“Lock-Up Period” has the meaning ascribed to such term in Section 4.01(e).

“Losses” means all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses) actually suffered or incurred.

“Manager” has the meaning ascribed to such term in the introductory paragraph.

“Manager Group” has the meaning ascribed to such term in Section 5.01.

“Manager Indemnified Persons” has the meaning ascribed to such term in Section 5.03.

“Manager Misconduct” has the meaning ascribed to such term in Section 5.01.

“Manager’s Personnel” means Graham Porter and all other individuals or Affiliates of the Manager that are employed by or have entered into consulting arrangements with the Manager.

“Non-Breaching Party” has the meaning ascribed to such term in Section 6.02(b).

“Notice Period” has the meaning ascribed to such term in Section 6.02(e).

“Parties” means the Manager and the Company, and “Party” means either of them.

“Payment Date” has the meaning ascribed to such term in Section 4.01(b).

“Person(s)” means an individual, corporation, limited liability company, partnership, limited partnership, joint venture, trust or trustee, unincorporated organization, association, government, government agency or political subdivision thereof, or other entity.

“Representative” means any third party intermediary of any Party, including any sales or commission agent or representative, broker, finder, consultant, distributor, reseller, contractor, subcontractor, or other intermediary or third party acting or that may reasonably be expected to act on the Party’s behalf.

“SC Trading Average” means, as of a given date, the volume-weighted, average trading price of Common Stock for the 20 trading days immediately preceding such date.

“Strategic Services” has the meaning ascribed to such term in Section 3.01.

“Subsidiary” means, with respect to any Person, any other Person more than fifty (50%) percent of the voting power of which is held, directly or indirectly, by such first Person and/or any of such first Person’s Subsidiaries, or over which such Person either directly or indirectly exercises Control (including (i) any limited partnership of which such first Person, directly or indirectly, is the general partner or otherwise has the power to direct or cause the direction of the management and policies thereof and (ii) any limited liability company of which such first Person, directly or indirectly, is the managing member or otherwise has the power to direct or cause the direction of the management and policies thereof).

“Term” has the meaning ascribed to such term in Section 6.01.

“Termination Notice” has the meaning ascribed to such term in Section 6.02(e).

“Termination Payment” has the meaning ascribed to such term in Section 6.02(e).

“Transfer” means any direct or indirect transfer, conveyance, assignment, pledge, mortgage, charge, hypothecation or other Disposition.

“TVL” has the meaning ascribed to such term in the recitals to this Agreement.

“Vessel Assets” means the Vessels and any assets that are customarily owned or operated in conjunction with the Vessels, in each case.

“Vessels” means the Container Vessels owned or leased by the Company or any of its Controlled Affiliates from time to time and “Vessel” means any one of them.

“Voting Securities” means securities, of any class or series, of a Person entitling the holders thereof to vote in the election of members of the board of directors or other governing body of such Person.

SECTION 1.02 Construction. In this Agreement, unless the context requires otherwise:

(a) references to laws and regulations refer to such laws and regulations as they may be amended from time to time, and references to particular provisions of a law or regulation include any corresponding provisions of any succeeding law or regulation;

(b) references to money refer to legal currency of the United States of America and “$” means U.S. dollars;

(c) the word “including” will mean “including, without limitation”, and the word “or” will be disjunctive but not exclusive;

(d) words importing the singular include the plural and vice versa, and words importing gender include all genders; and

(e) a reference to an “approval”, “acceptance”, “authorization”, “consent”, “notice” or “agreement” means an approval, acceptance, authorization, consent, notice or agreement, as the case may be, in writing.

SECTION 1.03 Headings (a) . All article or section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

ARTICLE II

ENGAGEMENT OF MANAGER

SECTION 2.01 Engagement. The Company hereby engages the Manager to provide the Strategic Services throughout the Term on a non-exclusive basis and the Manager hereby accepts such engagement, all in accordance with the terms of this Agreement. The Company and the Manager each acknowledge that to the extent set out in this Agreement, the Manager is acting solely on behalf of, as agent of and for the account of, the Company. The Manager may advise Persons with whom it deals on behalf of the Company that it is conducting such business for and on behalf of the Company.

SECTION 2.02 Powers and Duties of the Manager. The Manager has the power and authority to take such actions on its own behalf or on behalf of the Company as it from time to time considers necessary or appropriate to enable it to perform its obligations under this Agreement, subject to the customary oversight and supervision of the Company. The Manager shall, subject to Section 2.04, use its reasonable best efforts to perform the Strategic Services to be provided hereunder in accordance with customary practice. Notwithstanding the foregoing, the Manager shall not enter into any contract, arrangement or understanding with respect to the Strategic Services without the prior approval of the Board, and the Company shall be under no obligation to accept any opportunity presented to the Company by the Manager or otherwise.

SECTION 2.03 Ability to Subcontract. As long as the Manager is Controlled by Graham Porter, the Manager may subcontract any of its duties and obligations hereunder to any of its Affiliates without the consent of the Company and may subcontract certain of its duties and obligations to Persons that are not Affiliates with the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. In the event of any subcontract by the Manager, the Manager shall promptly notify the Company thereof and shall remain fully liable for the due performance of its obligations under this Agreement.

SECTION 2.04 Outside Activities. The Company acknowledges and accepts that (a) the Manager and its Affiliates may have business interests and engage in business activities in addition to those relating to the Company, for its own account and for the accounts of others, (b) the Manager and its Affiliates may undertake activities that may compete with the Company, (c) the Manager and its Affiliates may, directly or indirectly, make, keep, maintain, hold, exchange, convert or otherwise Dispose of any investment acquired which is a Declined Investment Opportunity or which is or relates to Greater China Investments, and (d) provide services in connection with any such Declined Investment Opportunity made or pursued by the Manager or its Affiliates pursuant to the terms of this Agreement or provide services to or in connection with Greater China Investments. Such activities, as set out above in this Section

2.04, shall not constitute a breach of this Agreement. The Company agrees that the Manager and the Manager’s Affiliates shall have no obligation to disclose to the Company or its Affiliates any confidential information of the Manager or its Affiliates nor of Greater China Investments. Notwithstanding anything to the contrary, however, nothing in this Agreement shall limit in any respect the fiduciary duties to the Company of any Affiliate of the Manager who is also a director or officer of the Company or any Controlled Affiliate thereof (including, without limitation, Graham Porter, a director of the Company and the person that Controls the Manager), except as expressly set forth in Section 2.05 with respect to Mr. Porter and Declined Investment Opportunities.

SECTION 2.05 Declined Investment Opportunities. The Manager (for itself and for its Affiliates) shall promptly present to the Board (or to any committee of the Board authorized to approve or reject such investment or other business opportunity) for consideration any investment or other business opportunity relating to the Business known to the Manager which investment or other business opportunity is within the scope of the Business (other than present or future investment or other business opportunities with respect to Greater China Investments that are not required to be presented to the Board (or any such authorized committee) in accordance with the fiduciary duties owed to the Company by Graham Porter) , in which case neither the Manager nor any of its Affiliates shall be permitted to pursue such investment or other business opportunity; provided, however, that, notwithstanding the foregoing of this Section 2.05, as long as the Manager is Controlled by Graham Porter, the Manager and/or its Affiliates may pursue any such investment or other business opportunity if (a) the Manager has communicated in writing to the Board all material information in the possession of the Manager and its Affiliates relating to such investment or other business opportunity (including, without limitation, the material terms of the offer relating to such investment or other business opportunity and any such information about the related Container Vessels or business, the owners thereof and any charters to which the Container Vessels are employed) and (b) either (i) the Board or such Board committee has declined to pursue such investment or other business opportunity or (ii) the Company shall not have completed making such investment or acquiring the Container Vessels or business subject to such investment or other business opportunity (or entered into a definitive agreement with the owner or owners of such Container Vessel or business to effect such investment or acquisition), in each case with respect to this subclause (b)(ii) within 120 days from the date the Manager communicated such investment or other business opportunity to the Company. The Company shall use commercially reasonable efforts (x) to promptly pursue and consummate any such investment or other business opportunity which the Company elects to pursue or (y) to reject any such investment or other business opportunity and, to the extent such investment or other business opportunity becomes a Declined Investment Opportunity, as long as the Manager is Controlled by Graham Porter, the Manager and its Affiliates shall be free to pursue such opportunity. The Board (or relevant committee of the Board) shall promptly notify the Manager in writing if the Board (or such committee) elects to pursue or to reject any such investment or other business opportunity, and if the Board (or such committee) fails to so notify the Manager of either such election within 14 calendar days of the date the Manager notifies the Board of the investment or other business opportunity pursuant to clause (a) of this Section, the Board shall be deemed to have rejected such investment or other business opportunity for purposes of this Agreement. Notwithstanding any provision of this Agreement or of common law to the contrary, but subject to the last sentence of Section 2.4, the Company agrees and acknowledges that (A) in connection with any and every Declined Investment Opportunity made or pursued by the Manager or its Affiliates pursuant to the terms of this Agreement from time to time, the Company shall be deemed to have renounced any interest or expectancy in and all other rights or benefits, concerning, touching on or in relation to such Declined Investment Opportunity and that, accordingly, the Manager’s and Manager’s respective Affiliates’ direct or indirect investment in or other participation in such Declined Investment Opportunity shall not constitute a breach of this Agreement nor a breach of any of the Manager’s Affiliates’ duties and obligations to the Company and (B) accordingly, the direct or indirect investment or other participation in such Declined Investment Opportunity on the part of the Manager or the Manager’s Affiliates shall not constitute a breach of any of Graham Porter’s nor the Manager’s duties to the Company.

SECTION 2.06 Authority of the Parties; Enforceability. Each Party represents to the other Party that it is duly authorized with full power and authority to execute, deliver and perform this Agreement and that the execution, delivery and performance of this Agreement do not and will not violate or conflict with any provision of the organizational documents of such Party. The Company represents that the engagement of the Manager has been duly authorized by the Company and is in accordance with all governing documents of the Company. This Agreement has been duly executed and delivered by such Party, or an authorized Representative of such Party, and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with the terms hereof.

SECTION 2.07 Manager Representations. The Manager hereby represents and warrants to the Company as of the date hereof as follows:

(a) The Manager is duly organized and validly existing in the jurisdiction of its formation, organization or incorporation, as applicable. The Manager has the requisite authority to enter into this Agreement and to perform its obligations hereunder.

(b) The execution, delivery and performance of this Agreement by the Manager have been duly and validly authorized by all necessary action of the Manager. This Agreement has been duly executed and delivered by the Manager, or an authorized Representative of the Manager, and constitutes a legal, valid and binding obligation of the Manager, enforceable against the Manager in accordance with the terms hereof.

(c) No material consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any Governmental Authority or any other Person is required to be made, obtained or given by the Manager in connection with the execution, delivery and performance of this Agreement by the Manager. The execution and delivery of this Agreement by the Manager do not, and the performance by the Manager of its obligations under this Agreement will not, (a) conflict with, in any material respect, any other contract, agreement or arrangement to which the Manager is a party or by which it is or its assets are bound or (b) violate in any material respect any provision of, or result in a material breach of, any Applicable Law or the organizational documents of the Manager.

(d) Neither the Manager nor any of its Affiliates is a party to any Legal Action nor is the Manager aware of any threatened Legal Action involving the Manager or its Affiliates, that would reasonably be expected to interfere with the Manager’s ability to fulfill its obligations under this Agreement.

(e) The Manager is not insolvent, has not filed or had filed against it a petition in bankruptcy, has not made an assignment for the benefit of its creditors or otherwise had a receiver or trustee appointed with respect to its properties or affairs and has not incurred any obligations or liabilities, contingent or otherwise, which would cause it to become insolvent.

(f) Graham Porter Controls the Manager.

ARTICLE III

STRATEGIC SERVICES

SECTION 3.01 Strategic Services. The Manager shall provide the following services (collectively, the “Strategic Services”) to the Company during the Term, as may be ended in accordance with Section 6.02:

(a) arranging, negotiating and procuring pre-delivery and post-delivery financing or refinancing for the construction of Vessels and financing or refinancing for the acquisition of used Vessels (it being understood and agreed that the Manager shall not be responsible for the execution of such financing or refinancing which shall be a responsibility of the Company); and

(b) such other strategic, financial, business development, advisory and/or other services (which may include, without limitation, services relating to equity or debt securities issuances (other than those services expressly set forth in this Agreement) and/or mergers and acquisition transactions) as may reasonably be requested by the Company and agreed to by the Manager in writing from time to time, and with the compensation to the Manager for any such additional services to be mutually agreed by the Manager and the Company (and approved by the Conflicts Committee of the Company’s Board or such other applicable Company Board committee comprised of independent and disinterested directors).

SECTION 3.02 Manager’s Personnel. The Manager shall provide the Strategic Services hereunder through the Manager’s Personnel, unless otherwise agreed by the Company. The Manager shall be responsible for all aspects of the employment or other relationship of such Manager’s Personnel as required in order for the Manager to perform its obligations hereunder, including recruitment, training, compensation and benefits, supervision, discipline and discharge, and other terms and conditions of employment or contract. However, the Manager shall remain directly responsible and liable to the Company to carry out all of its obligations under this Agreement, whether performed directly or subcontracted to any other Person.

SECTION 3.03 Covenants of the Manager. The Manager hereby agrees and covenants with the Company that, for so long as this Agreement is effective, the Manager shall in all material respects:

(a) obtain professional indemnity insurance and other insurance and maintain such coverage as is reasonable having regard to the nature and extent of the Manager’s obligations under this Agreement;

(b) exercise all due care, skill and diligence in carrying out its duties under this Agreement as required by Applicable Law;

(c) provide the Company with all information in relation to the performance of the Manager’s obligations under this Agreement as the Company may reasonably request;

(d) ensure that all material property of the Company is clearly identified as such, held separately from property of the Manager and, where applicable, in safe custody;

(e) ensure that all property of the Company (other than money to be deposited to any bank account of the Company) is transferred to or otherwise held in the name of the Company or any nominee or custodian appointed by the Company; and

(f) promptly notify the Company in writing if Graham Porter no longer Controls the Manager.

ARTICLE IV

MANAGER’S COMPENSATION

SECTION 4.01 Financing Fees. In consideration for the performance of the Strategic Services, the Company shall pay to the Manager, or its Designated Affiliate as provided for in Section 4.03, the Financing Fees as set out below.

(a) In the event that the Company (or any one or more of the Company’s Controlled Affiliates) consummates a debt financing or enters into a capital, financial or operating lease (with the Company or its Controlled Affiliate being the lessee) with respect to any Vessel, the fee (a “Financing Fee”) is:

(i) if the debt or lease transaction does not qualify for a fee pursuant to clause (ii) or (iii) below of this Section 4.01(a), equal to six tenths of one percent (0.6%) of the Aggregate Principal Amount of such debt financing or lease;

(ii) if the capital, financial or operating lease is on the terms or structure known as a “Japanese Operating Lease” or on terms or a structure substantially similar thereto (including, without limitation, a UK tax lease, a PRC lease or a French tax lease), equal to eight tenths of one percent (0.8%) of the Aggregate Principal Amount of such debt financing or lease thereunder; or

(iii) if, upon the request from time to time by the Manager to consider such debt financing or lease, the Audit Committee may, in its sole discretion but acting reasonably, approve a fee equal to up to 1.25% of the Aggregate Principal Amount of such debt financing or lease if the Audit Committee determines that the particular debt financing or lease is a significant innovation which improves the Company’s capital structure or lowers the Company’s weighted average cost of capital.

The Parties acknowledge that no Financing Fees will be payable to the Manager relating to any (a) issuance by the Company of debt securities in any public offering or private placement (other than for any private placement of debt securities that are not listed or registered for trading

(either at the time of such private placement or for any such listing or registration effected in connection with such private placement) on any securities exchange and which securities are secured by Vessels, in which case the Manager shall be entitled to a Financing Fee pursuant to this Agreement) or (b) debt financing or lease (effected on or about the time of the acquisition hereinafter described) relating to the acquisition by the Company of any Vessel (other than a Vessel of Greater China Investments) if Graham Porter, the Manager and/or any of their Affiliates have any direct or indirect ownership interest in the Vessel in excess of 5% in the aggregate. For any Financing Fee payable with respect to any debt financing or lease of a joint venture that is a Controlled Affiliate of the Company, the Company will use commercially reasonable efforts to cause the other joint venture partners to pay to the Manager an amount equal to the otherwise applicable Financing Fee multiplied by the proportionate interests of such joint venture partners in the amount of such debt financing or lease that would have constituted “Aggregate Principal Amount” except for the last sentence of the definition of such term.

(b) Any Financing Fee payable in connection with any debt financing or qualifying lease transaction will be paid on the date on which (i) the final closing of such debt financing occurs or (ii) the execution of a definitive, legally-binding agreement with respect to such lease transaction occurs (the “Payment Date”). Subject to the other terms of this Section 4.01, Financing Fees are deemed fully earned and shall be paid pursuant to this Section 4.01 regardless of whether the transaction was proposed or recommended by the Manager, an Affiliate or a third party; provided, however, that if at any time Graham Porter no longer Controls the Manager, Financing Fees shall only be earned and required to be paid if the particular debt or lease transaction was proposed by the Manager to the Company.

(c) The Financing Fees shall be paid in (i) cash or (ii) a combination of cash and up to fifty (50%) percent shares of Common Stock (the “Financing Fee Shares”) as determined by the Company in its sole discretion. The number of Financing Fee Shares to be granted shall be based upon the SC Trading Average as of the applicable Payment Date. The Financing Fee Shares shall be fully vested on the date of grant.

(d) Registration Rights. Promptly following the date hereof the Company and the Manager shall enter into a Registration Rights Agreement in substantially the form attached hereto as Exhibit A.

(e) Lock-Up. During the period (the “Lock-Up Period”), but subject to Section 4.01(i), from:

(i) the Effective Date until May 31, 2019, the Manager shall not (and shall not permit its Affiliates or permitted assigns to), directly or indirectly, Dispose of more than 50% of the aggregate Financing Fee Shares issued hereunder through the date of any proposed Disposition (such percentage amount to be calculated on a collective basis among the Manager and its Affiliates and permitted assigns); and

(ii) June 1, 2019 until May 31, 2020, the Manager shall not (and shall not permit its Affiliates to), directly or indirectly, Dispose of more than 75% of the aggregate Financing Fee Shares issued hereunder through the date of any proposed Disposition (such percentage amount to be calculated on a collective basis among the Manager, its Affiliates and permitted assigns).

(f) Permitted Transfers. Notwithstanding the foregoing, during the Lock-Up Period, the Manager and its Affiliates shall be permitted to Dispose of the Financing Fee Shares as follows: (i) pursuant to (x) a tender offer or exchange offer commenced by the Company or (y) a bona fide third party tender offer or exchange offer which is not induced directly or indirectly by the Manager or any of the Manager’s Affiliates and which is approved by the Company’s Board or in which the Manager would be disadvantaged, in any material respect, if the Manager failed to tender; (ii) to Graham Porter, Graham Porter’s estate if deceased, Graham Porter’s personal representatives on his incapacity, a member of Graham Porter’s Immediate Family or a family trust of Graham Porter’s; or (iii) to an Affiliate of the Manager; provided however, that in the case of a Disposition pursuant to (ii) or (iii) above, it shall be a condition to such Disposition that the party receiving such Disposition execute an agreement stating that such party is receiving and holding the Financing Fee Shares subject to the provisions of this Agreement.

(g) Legends/Stop Orders. The Manager acknowledges and agrees that the Company shall be entitled to place legends on the certificates representing any of the Financing Fee Shares and/or stop orders with the transfer agent of the Company with respect to any of the Financing Fee Shares.

(h) Annual Certifications. On or within five business days of each anniversary of the date hereof (or upon the reasonable request of the Company from time to time), the Manager shall deliver to the Company a certificate, in form and substance reasonably acceptable to the Company, certifying the number of Financing Fee Shares owned, directly or indirectly, by the Manager, its Affiliates and permitted assigns as of such anniversary date or such other date, as applicable.

(i) Termination of Lock-Up Period on Certain Early Terminations. If this Agreement terminates prior to May 31, 2021 pursuant to any of Section 6.02 (b) (if the Company is the Breaching Party under such Section), Section 6.02(d) or Section 6.02(e) (such date of termination, as the case may be, the “Relevant Termination Date”), and notwithstanding any provision of this Agreement to the contrary, the Lock-Up Period shall end on the Relevant Termination Date and all Financing Fee Shares whether earned under this Agreement or the Original Agreement shall no longer be subject to the lock-up and related restrictions on Disposition of this Section 4.01 or any corresponding provision of the Original Agreement.

SECTION 4.02 Reimbursement for Costs and Expenses. The Company shall reimburse the Manager for all reasonable out-of-pocket costs and expenses incurred by the Manager and any of the Manager’s Personnel in connection with providing the Strategic Services to the Company. It is understood and agreed that the Manager shall not be reimbursed for (i) personnel expenses or any other general and administrative overhead expenses, or (ii) for any costs or expenses relating to consultants and subcontractors, all of which shall be for Manager’s account. The Manager shall invoice the Company on a monthly basis and shall provide a description in reasonable detail of such costs and expenses (and, at the request of the Company, supporting documentation). The Company shall pay such amount within 15 days of receipt unless the invoice is being disputed in accordance with this Agreement. In the event of a dispute over any invoiced amount, the Company shall pay the undisputed portion of such invoice and provide an explanation of the basis for the dispute. Any amount not paid when due shall accrue interest at a rate of eight percent (8%) per annum until paid in full. The Manager shall maintain a record of costs and expenses incurred, including any invoices, receipts and supplementary materials as are necessary or proper for the settlement of accounts between the Parties.

SECTION 4.03 Direction to Pay. By written notice to the Company and provided that Graham Porter or his estate if he is deceased, or his personal representatives if he is incapacitated, continues to Control the Manager and such Affiliate, the Manager may direct the Company to pay any cash amounts owing under this Agreement to any Affiliate of the Manager who is entitled to receive such amounts in exchange for performing services under this Agreement (a “Designated Affiliate”) and the payment of such amount shall satisfy the Company’s obligation with respect to such amount under this Agreement.

ARTICLE V

LIABILITY OF THE MANAGER; INDEMNIFICATION

SECTION 5.01 Liability of the Manager. The Manager and its Affiliates, and each of their respective directors, officers, employees, agents and Representatives (collectively, the “Manager Group”) shall not be liable whatsoever to the Company for any Losses incurred or suffered by the Company of whatsoever nature, whether direct or indirect, and arising from the Strategic Services unless and only to the extent that such Losses are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the fraud, gross negligence, recklessness or willful misconduct of any member of the Manager Group (“Manager Misconduct”).

SECTION 5.02 Limitation on Liability. In all cases arising from the provision of Strategic Services to the Company hereunder, other than cases involving Manager Misconduct, the Manager Group’s aggregate liability for each incident or series of incidents giving rise to a claim or claims shall not exceed the aggregate Financing Fees paid to the Manager and its Designated Affiliates by the Company and its Affiliates hereunder.

SECTION 5.03 Manager Indemnification. The Company shall indemnify and hold harmless each member of the Manager Group (the “Manager Indemnified Persons”) from and against any and all Losses incurred or suffered by the Manager Indemnified Persons by reason of, resulting from, in connection with, or arising in any manner whatsoever out of or in the course of their performance of Strategic Services under this Agreement to or for the benefit of the Company or a Legal Action brought or threatened against such Manager Indemnified Persons in connection with their performance of Strategic Services under this Agreement for the benefit of the Company, including, without limitation, all actions, proceedings, claims, demands or liabilities brought under or relating to the environmental laws, regulations or conventions of any jurisdiction, or otherwise relating to pollution of the environment, and against and in respect of all costs and expenses (including reasonable legal costs and expenses) they may suffer or incur due to defending or settling same; provided, however, that such indemnity shall exclude any Losses arising out of, resulting from or related to Manager Misconduct.

SECTION 5.04 Company Indemnification. The Manager shall indemnify and hold harmless the Company and its directors, officers, employees, members, managers, shareholders, partners, Representatives, advisors, attorneys, accountants, agents, subcontractors and Affiliates, and their respective successors and assigns (collectively, the “Company Indemnified Persons”) from and against any and all Losses incurred or suffered by such Company Indemnified Persons arising out of, resulting from or related to Manager Misconduct.

ARTICLE VI

TERM AND TERMINATION

SECTION 6.01 Term. The term of this Agreement (the “Term”) commences on the Effective Date and ends on May 31, 2021, unless this Agreement is terminated earlier pursuant to Section 6.02.

SECTION 6.02 Termination. Notwithstanding anything in Section 6.01 to the contrary, this Agreement may only be terminated prior to the end of the Term:

(a) by the mutual written consent of each of the Company and the Manager;

(b) by either the Company or the Manager (the “Non-Breaching Party”), as the Company or the Manager, respectively, may elect in its absolute discretion, but only if there has been a material breach of or material default under this Agreement by the other Party (the “Breaching Party”) which has not been cured within 30 days following delivery of a written notice from the Non-Breaching Party to the Breaching Party to cure such breach and in such notice providing in reasonable detail the particulars of such breach or default; provided that if such breach or default is incapable of cure within such 30 days but is capable of cure within 90 days following delivery of such written notice, the right to terminate pursuant to this Section 6.02(b) shall only arise if the Breaching Party fails to initiate the cure within such 30-day period and thereafter to diligently prosecute such cure to completion and actually cure such breach within such 90-day period; for the purposes of this Section 6.02(b), a breach of Section 7.01 by the Manager shall be deemed a material breach;

(c) by the Company if the Manager becomes insolvent, files or has filed against it a petition in bankruptcy (which petition is not discharged within 30 days thereafter), makes an assignment for the benefit of its creditors or otherwise has a receiver or trustee appointed (which appointment is not discharged within 30 days thereafter) with respect to its properties or affairs or incurs any obligations or liabilities, contingent or otherwise, which could cause it to become insolvent;

(d) by the Manager upon a Change of Control and provided that the Manager notifies the Company in writing of such termination within 60 days after such Change of Control;

(e) by the Company if Graham Porter no longer Controls the Manager or, with such termination being immediately and automatically effective upon Graham Porter’s death; and

(f) by the Company, on any date (the “Privilege Termination Date”) during the Term, as selected by the Company upon and as specified in a written notice (the “Termination Notice”) to such effect given by the Company to the Manager effective on that date which is no less than 60 days (such applicable period of notice as specified in the Termination Notice being called the “Notice Period”) following the date on which the Termination Notice is given, provided the Company pays to the Manager, on the last day of the Notice Period and in addition to any other amounts set forth in Section 6.03, a lump sum cash payment of $6.25 million (the “Termination Payment”) which Termination Payment is compensation in lieu of the Manager’s opportunities, rights and benefits lost as a result of the Privilege Termination to earn Financing Fees and is a genuine, duly-informed and freely-negotiated pre-estimate by the Parties of the Manager’s liquidated damages in that regard, and is agreed as not being a penalty nor punitive.

Notwithstanding any provision of this Agreement to the contrary and notwithstanding any right, remedy, rule, practice, law, regulation, statute, common law, equitable legal principle or otherwise (A) the Manager shall not be required to mitigate its damages nor the amount of any payment to the Manager provided for under this Agreement by seeking other income or otherwise, nor will any payments made under this Agreement be subject to set-off, deduction nor any other reduction in the event the Manager does mitigate and (B) the Termination Payment and all other payments to the Manager under this Agreement shall, when they become payable, be paid and satisfied absolutely, in gross, and the same shall be specifically performed by the Company, without set-off, deduction or reduction for any reason, including, without limitation, requirements as to mitigation, the proof of, assessment of, the remoteness of nor the accounting for damages, nor otherwise.

SECTION 6.03 Effects of Termination or Expiry of this Agreement. Upon termination of this Agreement under Section 6.02 or upon the expiry of this Agreement at the end of the Term, this Agreement will thereupon become discharged and there shall be no liability on the part of any Party (or their respective officers, directors or employees) except that the following shall forever survive such termination: (i) the obligation of the Company to pay to the Manager or its Designated Affiliates any then accrued but outstanding Financing Fees or to reimburse any applicable expenses under Article IV, (ii) the obligations of the Company with respect to the Financing Fee Shares pursuant to Article IV, (iii) the obligations of the Company to pay the Termination Payment to the Manager in accordance with Section 6.02(f), as applicable, and (iv) the terms and conditions set forth in Article V (Liability of the Manager; Indemnification) and Section 7.03 (Confidentiality), Section 7.04 (Notices), Section 7.05 (Third Party Rights), Section 7.07 (Severability), Section 7.08 (Governing Law and Jurisdiction), Section 7.10 (Amendment), Section 7.12 (Waiver) and Section 7.14 (Resignation).

SECTION 6.04 Effects of Transfer. This Agreement shall, subject to Section 6.02, be binding upon, and inure to the benefit of, any successor of the Company; provided, however, that for the avoidance of doubt, if the Company effects a Transfer of any assets of the Company, including Vessel Assets, and if this Agreement does not continue as to such assets, then the Company will pay to the Manager the aggregate amount of any accrued but unpaid Financing Fees attributable to such assets.

ARTICLE VII

GENERAL

SECTION 7.01 Assignment.

(a) Except as otherwise provided herein, (a) the Company may not assign any of its rights under this Agreement, in whole or in part, without the prior written consent of the Manager and (b) the Manager may not assign any of its rights under this Agreement, in whole or in part, without the prior written consent of the Company, in each case, which consent may be arbitrarily withheld.

(b) Notwithstanding Section 7.01(a), (i) the Company may, without the Manager’s consent, assign its rights and obligations hereunder to any of its Controlled Affiliates or, in connection with a Change of Control, to the successor Entity in the Change of Control and (ii) the Manager may, without the Company’s consent but with prompt notice to the Company, assign its rights and obligations hereunder to any entity which Graham Porter Controls.

SECTION 7.02 Force Majeure. Neither of the Parties shall be under any liability for any failure to perform any of their obligations hereunder if any of the following occurs (each a “Force Majeure Event”):

(a) any event, cause or condition which is beyond the reasonable control of any or all of the Parties and which prevents any or all of the Parties from performing any of its obligations under this Agreement;

(b) acts of God, including fire, explosions, unusually or unforeseeably bad weather conditions, epidemic, lightening, earthquake, tsunami or washout;

(c) acts of public enemies, including war or civil disturbance, vandalism, sabotage, terrorism, blockade or insurrection;

(d) acts of a governmental entity, including injunction or restraining orders issued by any judicial, administrative or regulatory authority, expropriation or requisition;

(e) government rule, regulation or legislation, embargo or national defence requirement; or

(f) labor troubles or disputes, strikes or lockouts, including any failure to settle or prevent such event which is in the control of any Party.

A Party shall give written notice to the other Party promptly upon the occurrence of a Force Majeure Event.

SECTION 7.03 Confidentiality. Each Party agrees that, except with the prior written consent of the other Party, it shall at all times keep confidential and not disclose, furnish or make accessible to anyone (except to employees, agents and professional advisors in the ordinary course of business) any confidential or proprietary information, knowledge or data concerning or relating to the other Party and to the business or financial affairs of the other Party to which such Party has been or shall become privy by reason of this Agreement, except for any (a) disclosure required by judicial or administrative process (including discovery for litigation), (b) information that becomes publicly available through no fault of such Party or otherwise ceases to be confidential, (c) information required by law or applicable stock exchange rules to be disclosed, or (d) disclosure made to a Person under a binding confidentiality agreement in favor of the Party whose confidential or proprietary information is being disclosed.

SECTION 7.04 Notices. Each notice, consent or request required to be given to a Party pursuant to this Agreement must be given in writing. All notices and other communications provided for or permitted hereunder will be deemed to have been duly given and received when delivered by overnight courier or hand delivery, or when sent by fax (receipt confirmed), to the address or fax number set forth below:

If to the Company, at:

Unit 2 – 2nd Floor, Bupa Centre

141 Connaught Road West

Hong Kong

Fax: (604) 638 2595

Attention: Corporate Secretary

With a copy to:

Perkins Coie LLP

1120 NW Couch Street, 10th Floor

Portland, OR 97209-4128

Fax: (503) 727-2222

Attention: David Matheson

If to the Manager, at:

190 Elgin Avenue

George Town, Grand Cayman

Cayman Islands

Attention: Managing Director, marked Urgent

With a copy to:

1401-05 Jardine House

One Connaught Place, Central

Hong Kong

Fax: 852 2160 5199, marked Urgent

With a further copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Fax: (646) 848-8159

Attention: John J. Cannon

or to any other address, fax number or individual that the Party designates. Any notice:

(a) if validly delivered on a Business Day, shall be deemed to have been given when delivered or, if delivered on a non-Business Day, shall be deemed to have been given on the next Business Day;

(b) if validly transmitted by fax before 5:00 p.m. (local time at the place of receipt) on a Business Day, shall be deemed to have been given on that Business Day; and

(c) if validly transmitted by fax after 5:00 p.m. (local time at the place of receipt) on a Business Day or at any time on any non-Business Day, shall be deemed to have been given on the Business Day after the date of the transmission.

SECTION 7.05 Third Party Rights. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no member, shareholder, partner, director, manager, employee, agent or representative of any Party or any other Person shall have the right, separate and apart from the Parties hereto, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement. Notwithstanding the foregoing, (i) any Manager Indemnified Person or Company Indemnified Person may enforce the provisions of Article V, and (ii) Graham Porter and other Affiliates of the Manager may enforce and rely upon the provisions of Sections 2.04 and 2.05.

SECTION 7.06 No Partnership. Nothing in this Agreement is intended to create or shall be construed as creating a partnership or joint venture, and this Agreement shall not be deemed for any purpose to constitute any Party a partner of any other Party to this Agreement in the conduct of any business or otherwise or as a member of a joint venture or joint enterprise with any other Party to this Agreement.

SECTION 7.07 Severability. Each provision of this Agreement is several. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a) the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b) the legality, validity or enforceability of that provision in any other jurisdiction;

except that if:

(c) on the reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable; and

(d) as a result of the determination by a court of competent jurisdiction that any part of this Agreement is unenforceable or invalid and, as a result of this Section 7.07, the basic intentions of the Parties in this Agreement are entirely frustrated, the Parties shall use reasonable best efforts to amend, supplement or otherwise vary this Agreement to confirm their mutual intention in entering into this Agreement.

SECTION 7.08 Governing Law and Jurisdiction.

(a) Governing Law. This Agreement is governed exclusively by, and is to be enforced, construed and interpreted exclusively in accordance with, the laws of Hong Kong without giving effect to any conflict or choice of laws provisions thereof.

(b) Consent to Jurisdiction; Waiver of Trial by Jury. The Manager and the Company each irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Tribunals and Courts of Hong Kong, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in Hong Kong, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in Hong Kong, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in Hong Kong. The Manager and the Company each agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Manager and the Company each irrevocably consents to service of process in the manner provided for giving notices in Section 7.04. Nothing in this Agreement will affect the right of the Manager or the Company to serve process in any other manner permitted by law.

(c) TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROVISION OF SERVICES CONTEMPLATED HEREBY.

SECTION 7.09 Binding Effect. This Agreement is binding upon and inures to the benefit of the Parties hereto and their successors but shall not be assignable except as provided in Section 7.01.

SECTION 7.10 Amendment. No amendment, supplement or restatement of any provision of this Agreement will be binding unless it is in writing and signed by the Manager and the Company.

SECTION 7.11 Entire Agreement. This Agreement and the GCI Transaction Fee Agreement dated as of August 19, 2014 among the Company, the Executive and Tiger Ventures constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto, including, without limitation, the Original Agreement.

SECTION 7.12 Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition.

SECTION 7.13 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument. This Agreement may be executed and delivered by facsimile or as a .pdf file attached to electronic mail.

SECTION 7.14 Resignation. If at any time the Board requests that the Manager cause Graham Porter to tender his resignation as a director of the Company, the Manager shall promptly cause Graham Porter to tender such resignation with immediate effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties hereto as of the date first written above.

SEASPAN FINANCIAL SERVICES LTD.

BY:

/s/ Graham Porter
Graham Porter
Director

SEASPAN CORPORATION

By:	/s/ Peter Shaerf
Name: Peter Shaerf
Title: Vice Chairman

[Signature Page to Financial Services Agreement]

EXHIBIT A

Form of Registration Rights Agreement